TERMINATION OF
EXCLUSIVE SALES REPRESENTATION, CO-PROMOTION AND
COOPERATION AGREEMENT

THIS TERMINATION OF EXCLUSIVE SALES REPRESENTATION, CO-PROMOTION AND COOPERATION AGREEMENT (the “Termination”) is made and entered into as of the last date of signature set forth below (the “Effective Date”), by and between GIVEN IMAGING LTD., a company incorporated under the laws of Israel (“Given”) and ETHICON ENDO-SURGERY, INC., an Ohio corporation, acting by and through its InScope Division (“EES”), (EES and Given hereinafter each individually a “Party” and together the “Parties”).

WHEREAS, the Parties have entered into an Exclusive Sales Representation, Co-Promotion and Cooperation Agreement, dated May 10, 2004, as amended in June, 2004, on October 4, 2004, on October 27, 2005, November, 2005, August 2006 and February 16, 2007 (the “Agreement”);

WHEREAS, EES provided written notice to Given on November 6, 2007 of its intent to terminate the Agreement pursuant to Section 14.04(c) of the Agreement effective on or about May 6, 2008; and

WHEREAS, the Parties now mutually desire to terminate their respective rights and obligations under the Agreement effective January 20, 2008.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Defined Terms. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

2. Accelerated Termination Date. The Parties agree that the Agreement and each Party’s rights and obligations under the Agreement shall terminate on January 20, 2008 (the “Accelerated Termination Date”). Notwithstanding the foregoing, EES shall continue to provide the reimbursement services described on Schedule 1 attached hereto until the earlier of the completion of such service or May 6, 2008. The Accelerated Termination Date shall not affect the payments due from EES to Given pursuant to Section 14.04(c) of the Agreement.

3. Consideration; Payments to Given; Commissions.

(a) In consideration of the Accelerated Termination Date, and in addition to the payments due from EES to Given pursuant to Section 14.04(c) of the Agreement, EES shall pay Given one million, two hundred thousand US dollars (US$1,200,000) on or before December 28, 2007.

(b) The Parties agree that, pursuant to paragraph (a) above and Section 14.04(c) of the Agreement, EES shall pay the following amounts to Given on or before the dates set forth below:

US $1,200,000	-	December 28, 2007
US $5,000,000	-	February 4, 2008
US $2,620,000	-	February 28, 2008

The Parties acknowledge and agree that these amounts represent all of the payments due from EES to Given as a result of the Agreement and the Termination and that upon payment of these amounts, EES shall have fulfilled all of its financial obligations to Given pursuant to the Agreement and the Termination.

(c) Given will not be obligated to pay any commissions to EES for Products or Ancillary Products sold in the Territory after the Effective Date.

4. Equipment Transfer. As of the Accelerated Termination Date, EES shall transfer to Given all of its rights, title and interest in and to the personal property listed on Schedule 2 to (the “Equipment”). EES is transferring the Equipment to Given in “AS IS, WHERE IS” condition, with no warranties of any kind and with all faults and defects.

5. Effect on Agreement. Until the Accelerated Termination Date, the Agreement shall remain in full force and effect in accordance with its terms and does not relieve either party from any of its obligations thereunder.

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IN WITNESS WHEREOF, the Parties hereby have executed this Termination by their respective duly authorized officers effective as of the last date set forth below.

ETHICON ENDO-SURGERY, INC.

By:	/s/Michelle Brennan
Name:	Michelle Brennan
Title:	Vice President
Date:	December 18, 2007

GIVEN IMAGING LTD.

By:	/s/ Nachum Shamir
Name:	Nachum Shamir
Title:	President & Chief Executive Officer
Date:	December 18, 2007

By:	/s/ Yuval Yanai
Name:	Yuval Yanai
Title:	Chief Financial Officer
Date:	December 18, 2007